January 26, 2021 **revised February 3, 2021**	Exhibit 10.16

Henry Rath

Dear Henry:

This letter (the “Agreement”) confirms the agreement between you and TScan Therapeutics, Inc. (the “Company”) regarding your termination of employment with the Company.

1. Termination Date. Your employment with the Company will terminate on January 31, 2021 (the “Termination Date”). You agree that you will make yourself reasonably available to the Company after the Termination Date in person and by telephone and e-mail to assist the Company in the transition of your duties and responsibilities and to address any Company-related matters.

2. Salary and Final Pay. On the Termination Date, the Company will deposit your final pay, in accordance with its normal pay practices, less all applicable withholdings. This amount represents all of your salary earned through the Termination Date. Subject to you submitting final expense reimbursement request, the Company will reimburse any business expenses in accordance with its standard practice. You acknowledge that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

3. Severance Pay. Subject to you not revoking this Agreement as set forth in Section 16 and returning this signed Agreement to the Company prior to 5:00 p.m. ET on February 21, 2021, the Company will continue paying you your current base salary for six (6) months in accordance with the Company’s standard payroll procedures, all payments to be made by July 31, 2021. Payments will commence on the first payroll period after the Effective Date (as defined below). The aggregate amount of these severance payments is equal to One Hundred Seventy-Two Thousand Five Hundred Dollars ($172,500). If you breach any provision of this Agreement, you understand that no additional severance payments will be made. The Company will also pay a transition bonus of Thirty Two Thousand ($32,000) for the smooth and efficient transition of responsibilities, handoff of clients, partners, investors, contracts, open items and information that is useful in maintaining strong and productive relationships and partnerships on Company’s behalf. One payment of Fifteen Thousand Dollar ($15,000) to be paid in the payroll reflecting February 28, 2021 and one payment of Seventeen Thousand Dollar ($17,000) to be paid in the payroll reflecting March 31, 2021. These payments will only be made in the event of full cooperation and support of transition and all other agreement terms are met.

4. COBRA. You may exercise your right under COBRA (Consolidated Omnibus Budget Reconciliation Act of 1985, as amended) to continue your participation in the Company’s health insurance plan (which you may do, to the extent permitted by COBRA, regardless of whether you accept this Agreement). Monthly premiums shall be paid by you directly to the Company pursuant to the terms of the COBRA notice provided to you on your last day of employment. Notwithstanding any other provision of this Agreement, this obligation shall cease on the date you become eligible to receive health insurance benefits through any other employer, and you agree to provide the Company with written notice immediately upon becoming eligible for such benefits. Your acceptance of any payment on your behalf or coverage provided hereunder shall be an express representation to the Company that you have no such eligibility.

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5. Options. In connection with your commencement of employment, the Company granted you an option to purchase five hundred forty seven thousand two hundred and sixty three (547,263) shares of its Common Stock on May 8, 2019 (the “First Option”) and further granted you an additional option to purchase two hundred forty one thousand five hundred and twenty two (241,522) shares on December 18, 2019 (the “Second Option” and, together with the First Option, the “Options”) for a total of seven hundred eighty eight thousand seven hundred and eighty five (788,785) shares. As of the Termination Date, you will be vested in two hundred thirty-nine thousand four hundred twenty-seven (239,427) of the shares that are subject to the First Option and sixty-five thousand four hundred twelve (65,412) of the shares that are subject to the Second Option. The First Option is exercisable with respect to the vested shares subject to the First Option at any time until the date three months after the Termination Date (the “Expiration Date”), and the Second Option is exercisable with respect to the vested shares subject to the Second Option at any time until the Expiration Date. The First Option will expire with respect to the vested shares subject to the First Option on the Expiration Date, and it will expire with respect to the unvested shares subject to the First Option and all of the shares subject to the Second Option on the Termination Date. The Second Option will expire with respect to the vested shares subject to the Second Option on the Expiration Date, and it will expire with respect to the unvested shares subject to the Second Option on the Termination Date. The Company shall use its best efforts to seek the approval of the Company’s Board of Directors (the “Board”) to amend the Options to allow you to elect to exercise the Options with respect to the vested shares subject to them at any time until the Expiration Date on a cashless, net exercise basis; that is, subject to the approval of Board, upon exercise, you may be able to pay the strike price and all of the applicable withholding taxes you are required to remit with the exercise of the same by forfeiting vested shares at the current market value of the Company’s Common Stock at the time of exercise (the “Cashless Exercise Amendment”). If and when the Board approves the Cashless Exercise Amendment, the Company will provide you with written notice of such approval promptly following the Board’s determination. The Stock Option Agreements in connection with the First Option and Second Option between you and the Company will remain in full force and effect, and you agree to remain bound by that agreement.

6. Release of All Claims. In consideration for receiving the severance benefits described above, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans (together, the “Releasees”) with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act of 2008, the Massachusetts Fair Employment Practices Law, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Minimum Fair Wage Act, the Massachusetts Plant Closing Law, the Massachusetts Wage Act, the Massachusetts Equal Pay Act, the Massachusetts Parental Leave Act, the Massachusetts Sexual Harassment Statute and all other state and federal laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement and does not bar any claim for indemnification.

7. Exception. Nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit you right to receive an award for information provided to any Government Agencies. However, you understand and agree that you shall not be entitled to and shall not seek nor permit anyone to seek on your behalf, any personal, equitable or monetary relief for any claims or causes of action that you released in this Agreement, to the fullest extent permitted by law.

8. Consideration Period. IN SIGNING THIS AGREEMENT, YOU ACKNOWLEDGE THAT: (A) YOU HAVE READ AND UNDERSTAND THIS AGREEMENT AND YOU ARE HEREBY ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT, (B) YOU HAVE SIGNED THIS AGREEMENT VOLUNTARILY AND UNDERSTAND THAT IT CONTAINS A FULL AND FINAL RELEASE OF ALL CLAIMS, AS SET FORTH IN SECTION 5 AGAINST THE RELEASEES AS OF THE EFFECTIVE DATE OF THIS AGREEMENT; (C) YOU HAVE BEEN OFFERED AT LEAST TWENTY ONE (21) CALENDAR DAYS TO CONSIDER THE MATTERS MEMORIALIZED IN THIS AGREEMENT, AND (D) YOU WILL, BY EXECUTING THIS RELEASE AGREEMENT, RECEIVE CONSIDERATION.

9. No Admission. Nothing contained in this Agreement will constitute or be treated as admission by you or the Company of liability, any wrongdoing or any violation of law.

10. Other Agreements. At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement with the Company that you signed, a copy of which is attached as Exhibit A (the “PIIA”); provided, however, that, in consideration for the release of claims provided in Section 6 of this Agreement and the other terms of this Agreement, the Company hereby waives the Post-Termination Non-Compete Restrictions (as defined in the PIIA) in full and pursuant to Section 5(d) of the PIIA. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

11. Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company. It is agreed that you will have the right to your computer following the Company’s IT professionals review and removal of any Company files.

12. Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.

13. No Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law. The Company agrees that it will instruct its current officers and directors not to make any negative or disparaging statements (orally or in writing) about you to anyone, except as required by law.

14. Non -Solicitation. You agree that you will not directly or indirectly recruit any person to leave his or her employment with the Company for a period of one (1) year from the Termination Date.

15. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

16. Revocation Period. You may revoke this Agreement in writing at any time during a period of seven (7) calendar days after your execution of this Agreement (the “Revocation Period”). This Agreement shall become effective upon the Effective Date; provided that you have not revoked this Agreement before such time.

17. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts (other than its choice-of-law provisions).

18. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature. This Agreement shall become effective upon your return of the signed Agreement prior to 5:00 p.m. ET on February 15, 2020 (the “Effective Date”);

Please indicate your agreement with the above terms by signing below.

Very truly yours,

TScan Therapeutics, Inc.

By:	/s/ David P. Southwell

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Henry Rath
Signature of Henry Rath

Dated:	February 4, 2021

EXHIBIT A

NON-DISCLOSURE, NON-COMPETITION AND ASSIGNMENT OF INTELLECTUAL

PROPERTY AGREEMENT

WAIVER OF FULL,

TWENTY-ONE (21) DAY PERIOD TO CONSIDER SEVERANCE

AGREEMENT AND RELEASE

I hereby acknowledge that I have been given a period of twenty-one (21) days in which to consider the Severance Agreement and Release of All Claims which the Company has proposed and that I voluntarily and without compulsion by the Company have chosen to waive the full (21) day period and sign the Agreement on the date shown below.

/s/ Henry Rath	2/4/2021
Employee Signature	Date